Exhibit 10.23

INDEPENDENT DIRECTOR COMPENSATION POLICY

(Approved February 13, 2021)

Non-employee members of the board of directors (the “Board”) of SiTime Corporation (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Independent Director Compensation Policy. The cash compensation and equity grants described in this Independent Director Compensation Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, an “Independent Director”) who may be eligible to receive such cash compensation or equity grants, unless such Independent Director declines the receipt of such cash compensation or equity grants by written notice to the Company. This Independent Director Compensation Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Independent Director Compensation Policy shall supersede any prior cash or equity compensation arrangements between the Company and its directors.

Cash Compensation

Annual Cash Retainer for Board Service.  Each Independent Director shall be eligible to receive an annual retainer of $40,000 for service on the Board.

Annual Cash Retainer for Committee Service.  In addition, an Independent Director shall be eligible to receive the following additional annual cash retainers for service in the following roles:

Committee Chair:

•	Audit: $20,000
•	Compensation: $10,000
•	Nominating/Governance: $10,000

Committee Member:

•	Audit: $8,000
•	Compensation: $5,000
•	Nominating/Governance: $5,000

Lead Independent Director: $20,000

The annual retainers shall be paid by the Company in quarterly installments or more frequently as deemed advisable by the officers of the Company for administrative or other reasons.

Equity Compensation

The Independent Directors shall be granted the following restricted stock unit (“RSU”) awards. The RSUs shall be granted under and shall be subject to the terms and conditions of the Company’s 2019 Stock Incentive Plan or its successor (the “Plan”) and an RSU agreement, including attached exhibits, in substantially the same form approved by the Board for employee grants subject to the terms specified below.

Annual Awards:  On the first business day following the conclusion of each regular annual meeting of the Company’s stockholders, commencing with the 2021 annual meeting, each Independent Director who has served on the Board for at least six months and will continue serving as a member of the Board thereafter, shall receive a grant of RSUs (“Annual RSU Award”) under the Plan with respect to a number of shares of common stock equal to $175,000 divided by the average closing price of the Company’s common stock on The Nasdaq Global Market for the period of twenty (20) trading days ending on the day prior to the date of grant. Each Annual RSU Award shall become fully vested on the February 20, May 20, August 20, or November 20 falling in the one-year anniversary quarter of the annual meeting, provided that (i) if the next years’ annual meeting date occurs prior to such vesting date and (ii) such Independent Director’s service will not continue following the annual meeting, then the Annual RSU Award for such Independent Director will vest on the day prior to the date of the annual meeting. Notwithstanding the foregoing, each Annual RSU Award shall become 100% vested if a Change in Control as defined in the Plan occurs during such Independent Director’s service.

Initial Awards:  Each Independent Director who first joins the Board after the date hereof and who was not previously an employee of the Company or a parent or subsidiary thereof shall receive a grant of RSUs (“Initial RSU Award”) under the Plan on the date of his or her election to the Board with respect to a number of shares of common stock equal to $250,000 divided by the average closing price of the Company’s common stock on The Nasdaq Global Market for the period of twenty (20) trading days ending on the day prior to the date of grant. The Initial RSU Award shall vest annually over a 3-year period on the February 20, May 20, August 20, or November 20 falling in the anniversary quarter of the date of grant at an annual rate of 1/3 of the total number of RSUs subject to such award. Notwithstanding the foregoing, each Initial RSU Award shall become 100% vested if a Change in Control as defined in the Plan occurs during such Independent Director’s service.

Annual Limitations

The grant date fair value of all equity awards (as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) granted under the Plan, plus the amount of cash compensation paid, to any Independent Director as compensation for services as an Independent Director during any calendar year may not exceed $500,000 (provided that such limit shall be increased to $750,000 for the first calendar year that the Independent Director serves on the Board).

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